Exhibit 2.3

LINE OF CREDIT NOTE

$8,000,000	August 28, 2015
Nashville, Tennessee

FOR VALUE RECEIVED, the undersigned, CORNERSTONE BANCSHARES, INC, a Tennessee corporation (to be re-named SMARTFINANCIAL, INC., along with its successors and assigns, the “Borrower”), hereby promises to pay to CAPSTAR BANK (the “Lender”) or its registered assigns at its principal office, or any other office that the Lender designates, on the Maturity Date (as defined in the Loan Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”)), among the Borrower and Lender, the lesser of the principal sum of EIGHT MILLION AND 00/100 DOLLARS ($8,000,000.00) and the aggregate unpaid principal amount of the Line of Credit Facility made by the Lender to the Borrower pursuant to the Loan Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Loan Agreement. Capitalized terms which are undefined herein shall have the meanings given to them in the Loan Agreement.

The line of credit facility evidenced by this Line of Credit Note is secured by, among other things, the Stock Pledge and Security Agreement.

Upon the occurrence of an Event of Default, at the option of the Lender, the Borrower promises to pay interest, on demand, at a rate or rates provided in the Loan Agreement.

This Line of Credit Note is issued in connection with, and is entitled to the benefits of, the Loan Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events and for the amendment or waiver of certain provisions of the Loan Agreement, all upon the terms and conditions therein specified.

THIS LINE OF CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TENNESSEE (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

CORNERSTONE BANCSHARES, INC.
a Tennessee corporation

By	/s/ Nathaniel F. Hughes
Name:	Nathaniel F. Hughes
Title:	President and Chief Executive Officer

Signature Page to Revolving Credit Note